UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 23, 2010

Minn-Dak Farmers Cooperative

(Exact name of Registrant as Specified in its Charter)

North Dakota

(State Or Other Jurisdiction Of Incorporation)

33-94644	23-7222188
(Commission File Number)	(I.R.S. Employer Identification No.)

7525 Red River Road Wahpeton, ND
58075
(Address Of Principal Executive Offices)	(Zip Code)

(701) 642-8411

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 3 through 9 are not applicable and therefore omitted.

ITEM 1.01	Entry into a Material Definitive Agreement.
ITEM 1.02	Termination of a Material Definitive Agreement.
ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 18, 2010, Richland County, North Dakota (the “Issuer”) closed two bond issuances: the Variable Rate Demand Industrial Development Revenue Refunding Bonds (Minn-Dak Farmers Cooperative Project) Series 2010A in the principal amount of $12,240,000 (the “Series 2010A Bonds”) and the Variable Rate Demand Recovery Zone Facility Revenue Bonds (Minn-Dak Farmers Cooperative Project) Series 2010B in the principal amount of $7,000,000 (the “Series 2010B Bonds,” and collectively with the Series 2010A Bonds, the “Bonds”).  The Bonds will be issued pursuant to an Indenture of Trust between the Issuer and Wells Fargo Bank, National Association, Minneapolis, Minnesota as trustee (the “Trustee”).  The Series 2010A Bonds have a stated maturity of February 1, 2023 and the Series 2010B Bonds have a stated maturity of February 1, 2025.  The Bonds are being purchased from the Issuer by W.R. Taylor & Company, LLC, Montgomery, Alabama, as the underwriter and remarketer.

Proceeds of the Bonds will be loaned to the Company pursuant to a Loan Agreement (the “Agreement”). Under the Agreement, the Company will agree to make payments sufficient to pay when due the principal of, premium, if any, and interest on the Bonds. The Company will also be required to pay as additional payments amounts sufficient to fund mandatory redemptions and any purchase of Bonds at the Company’s option or on a mandatory basis as described in the Indenture.  The purchase price for the Bonds, whether optional or mandatory, is par plus accrued interest.

Upon issuance of the Bonds, CoBank, ACB (the “Bank”) issued its Letter of Credit (the “Letter of Credit”) to the Trustee.  Under the Letter of Credit, the Bank unconditionally and irrevocably agrees to pay to the Trustee, the full and complete payment required to be made of amounts equal to the principal of and up to one hundred nine days’ interest on outstanding Bonds when the same become due and payable, and the purchase price of outstanding Bonds tendered for purchase pursuant to the Indenture, including certain redemptions and any additional amounts included in the applicable redemption price with respect to such redemptions, when the same become due and payable.  The initial face amount of the Letter of Credit is $19,814,564.38.  The Letter of Credit becomes due on or before January 28, 2011 unless extended. The Letter of Credit may be released upon delivery of a substitute credit complying with the terms of the Indenture.

Prior to conversion of the interest rate to a fixed rate under the terms of the Indenture, the Bonds will bear interest computed on the basis of a 365- or 366-day year, as applicable, based on the actual number of days elapsed and subject to adjustment each Thursday.  The interest rate will be equal to the lowest annual rate which, in the opinion of the remarketing agent (initially W.R. Taylor & Company, LLC), will allow the remarketing agent to sell all outstanding Bonds of each series on the next succeeding Thursday at a price equal to par, plus accrued and unpaid interest.  However, in no case will the interest rate exceed 10%. The interest rate will convert from this adjustable rate to a fixed rate on the earlier of (i) the third business day preceding the date of termination of the Letter of Credit, if forty-five days prior to such credit termination date a commitment for a substitute credit (or an extension of the existing credit) is not delivered to the Trustee and (ii) the business day so designated by the Company in accordance with the Indenture.  The fixed rate is the interest rate or rates in effect on and after the date of conversion to the fixed rate, which is subject to adjustment in accordance with the Indenture.

Proceeds of the Series 2010A Bonds will be used to repay the Issuer’s (i) Solid Waste Disposal Revenue Bonds (Minn-Dak Farmers Cooperative Project), Series 1996A; (ii) Industrial Development Revenue Bonds (Minn-Dak Farmers Cooperative Project), Series 1996B; and (iii) Solid Waste Disposal Revenue Bonds (Minn-Dak Farmers Cooperative Project), Series 2002 (collectively, the “Prior Bonds”).  Proceeds of the Series 2010B Bonds will be used to construct and equip improvements to the Company’s sugar beet processing facility.  The Company used the Prior Bonds to finance construction projects relating to its facility.  The Company has leased the property and equipment for these projects from the Issuer for the sum of the annual principal and interest payments on the Prior Bonds.  Ownership of the property and equipment will transfer to the Company when the Prior Bonds are repaid in full.

The foregoing summary of the Bonds, the Indenture, the Agreement and the Letter of Credit do not purport to be complete and are subject to and qualified in their entirety by reference to text of such documents, which will be filed with the Company’s next quarterly report under the Securities Exchange Act of 1934.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MINN-DAK FARMERS COOPERATIVE

		By:	/s/ David H. Roche
David H. Roche President and Chief Executive Officer
Date:	February 23, 2010